UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
                         -----------
                           FORM 15


     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or
 Suspension of Duty to File Reports Under Sections 13 and 15(d)
            of the Securities Exchange Act of 1934.


                  Commission File Number 1-6047

                           GPU, Inc.
---------------------------------------------------------------
      (Exact name of registrant as specified in its charter)


                           GPU, Inc.
                 (a Pennsylvania corporation)
                      300 Madison Avenue
               Morristown, New Jersey 07962-1911
                        (973) 401-8200
---------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 Common Stock, $2.50 par value
---------------------------------------------------------------
   (Title of each class of securities covered by this Form)


                             None
---------------------------------------------------------------
(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remain)


  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [X]     Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)     [ ]     Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)      [ ]     Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)     [ ]     Rule 15d-6               [X]
Rule 12h-3(b)(1)(i)      [ ]


          Approximate number of holders of record as of the certification or notice date:

  Description of Securities                   No. of Holders
-----------------------------                 --------------
Common Stock, $2.50 par value                        0

     Pursuant to the requirements of the Securities Exchange Act of 1934, FirstEnergy Corp., as successor to GPU, Inc. by way of merger, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




                               FirstEnergy Corp.
                               (as successor by merger)




Date:  November 9, 2001       By: /s/ Harvey L. Wagner
                                  -----------------------------
                                  Harvey L. Wagner
                                  Vice President and Controller
                                  Principal Accounting Officer

                                              November 9, 2001





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549





Gentlemen:

     We transmit herewith for electronic filing under the Securities Exchange Act of 1934, a report of GPU, Inc. on Form
15.

     All comments that arise regarding this filing should be addressed to the attention of the undersigned, FirstEnergy
Corp., 76 South Main Street, Akron, Ohio 44308, at
(800) 736-3402.



                             Very truly yours,

                             FirstEnergy Corp.
                             (as successor by merger)



                             By:  /s/ Harvey L. Wagner
                                 ------------------------------
                                 Harvey L. Wagner
                                 Vice President and Controller
                                 Principal Accounting Officer